Exhibit 4.1

SEQUANS COMMUNICATIONS S.A.

SECURITY PURCHASE AGREEMENT
(CONTRAT DE SOUSCRIPTION)

This Security Purchase Agreement (this “Agreement”) is made as of February 12, 2024, by and between Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”), and Renesas Electronics America Inc. (“Purchaser”), a California corporation. The Company and Purchaser are referred to hereinafter each as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Purchaser desires to subscribe from the Company and the Company desires to issue a subordinated note in substantially the form attached to this Agreement as Exhibit B, in the original principal amount set forth on Exhibit A hereto (the “Note”).

NOW THEREFORE, on and subject to the terms hereof, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

The terms defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement shall have the respective meanings specified in this Article I. The terms defined in this Article I include the plural as well as the singular.

“Acceleration Date” has the meaning set forth in Section 2.2(b).
“ADS” means an American Depositary Share each representing four Ordinary Shares.

“Affiliates” shall have the meaning ascribed to such term in Rule 501(b) of Regulation D under the Securities Act.

“Agreement” shall have the meaning specified in the preamble.

“Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which banks in New York City, Tokyo or Paris are authorized or required by law or other governmental action to be closed.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Company” shall have the meaning specified in the preamble.

“Company Termination Fee” has the meaning set forth in the MoU.
“Company Reports” shall have the meaning specified in Section 4.1.

“EY” shall have the meaning specified in Section 4.9.

“Enforceability Exceptions” shall have the meaning specified in Section 3.2.

“Environmental Laws” shall have the meaning specified in Section 4.20.

“Evaluation Date” shall have the meaning specified in Section 4.24.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“IFRS” shall have the meaning specified in Section 4.10.

“Intellectual Property Rights” shall have the meaning specified in Section 4.21.

“Knowledge” shall have the meaning specified in Section 4.12.

“Material Adverse Effect” shall have the meaning specified in Section 4.2.

“Material Contract” shall have the meaning specified in Section 4.14.

“Material Permits” shall have the meaning specified in Section 4.13.

“Maturity Date” shall have the meaning specified in Section 2.2(a).

“MoU” means that certain Memorandum of Understanding, dated as of August 4, 2023, by and between Renesas Electronics Corporation, a Japanese corporation, and the Company as amended by Amendment No. 1 to the Memorandum of Understanding, dated September 2, 2023 and Amendment No. 2 to the Memorandum of Understanding, dated December 4, 2023 (as it may be further amended, restated or supplemented from time to time in accordance with its terms).

“Note” shall have the meaning specified in the recitals.

“Note Issue Price” shall have the meaning specified in Section 2.1(a).

“OFAC” shall have the meaning specified in Section 4.23.

“Ordinary Shares” means the ordinary shares, nominal value €0.01 per share, of the Company.

“Party” or “Parties” shall have the meaning specified in the preamble.

“Person” shall have the meaning specified in Section 4.23.

“Prepayment” has the meaning set forth in Section 2.2(c).
“Principal Amount” shall have the meaning specified in Section 2.1(c).
“Purchase” shall have the meaning specified in Section 2.3.

“Purchaser” shall have the meaning specified in the preamble.

“Regulation D” shall have the meaning specified in Section 3.3.

"Reimbursed Legal Fees” shall have the meaning specified in Section 8.2.

“Sanctions” shall have the meaning specified in Section 4.23.

“SEC” shall have the meaning specified in Section 3.6.

“Securities Act” shall have the meaning specified in Section 3.3.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Short Sales” shall have the meaning specified in Section 3.5.

“Subsidiary” shall have the meaning specified in Section 4.2.

“Tender Offer”shall mean the offer by Renesas Electronics Europe GmbH, a limited liability company incorporated under the laws of Germany (Gesellschaft mit beschränkter Haftung—GmbH), to purchase all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, and Ordinary Shares issuable upon the exercise or conversion or exchange of any outstanding options, warrants, convertible securities, restricted share awards or rights to purchase, subscribe for, or be allocated Ordinary Shares of the Company, for U.S. $0.7575 per Ordinary Share and U.S. $3.03 per ADS, in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable, upon the terms and subject to the conditions set forth in the combined Tender Offer Statement and Rule 13e-3 Transaction

Statement filed under cover of Schedule TO filed with the U.S. Securities and Exchange Commission on September 11, 2023 (as amended and supplemented on October 4, 2023, October 5, 2023, October 20, 2023, November 6, 2023, November 13, 2023, November 20, 2023, December 5, 2023, December 18, 2023, December 19, 2023, January 5, 2024, January 22, 2024, and February 2, 2024, and as may be further amended or supplemented from time to time).

“Transaction Documents” shall mean collectively, this Agreement, the Note, and the other documents and agreements entered into in connection with the transactions contemplated hereby and thereby.

ARTICLE II
SUBSCRIPTION AND PURCHASE OF SECURITY

Section 2.1     Issuance of Note.
(a)     Note Issue Price. Subject to the terms set forth in this Agreement, at the Closing (as defined herein), the Company agrees to issue a Note, and Purchaser agrees to subscribe for a Note with the principal amount set forth opposite its name on Exhibit A at the issue price of 100% of the principal amount of such Note (the “Note Issue Price”).

(b)     Under the terms of the decisions of the board of directors (conseil d’administration) of the Company (the “Board of Directors”) dated January 25, 2024, the Board of Directors has decided the issuance of notes up to a maximum nominal amount of $10,000,000.

(c)    Interest Applicable.

(1) Interest shall accrue on the Principal Amount (in each case computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) from February 12, 2024 until the Principal Amount (and any accrued and unpaid interest) is paid in full in cash. Interest shall accrue at an annual rate equal to 9.5% per annum, and shall be payable in full and together with the outstanding Principal Amount of the Note on the Maturity Date or, if earlier, (i) on the date of a Prepayment or, (ii) on the Acceleration Date. “Principal Amount” means the outstanding principal amount of the Note.

(2) In the event that the MoU is terminated and the Company or its Subsidiary materially breaches its obligations under Section 7.1.2 of the MoU, then concurrently with the payment of the Principal Amount (whether in connection with payment on or after the Maturity Date or the Acceleration Date, on the date of a Prepayment, or otherwise), the Company shall pay to the holder of the Note an additional amount of interest equal to 10% of the original Principal Amount (the “Incremental Interest Payment”).

(3) In the event that the MoU is terminated and the Company Termination Fee is payable (and the Incremental Interest Payment has not already been paid), then concurrently with the payment of such Company Termination Fee, the Company shall pay to the holder of the Note the Incremental Interest Payment. Such

Incremental Interest Payment shall be payable even if the Note has already been redeemed or paid off prior to the payment of such Company Termination Fee, notwithstanding any payoff letter or other confirmation of repayment received by the Company in connection with such earlier redemption or payoff. For clarity, the Incremental Interest Payment shall only be payable once.
Section 2.2     Maturity Date; Acceleration.
(a)     “Maturity Date” means the maturity date of the Note, which shall be the earliest to occur of (a) the written demand by the holder of the Note for repayment after the successful consummation of the Tender Offer or (b) ninety (90) days after the earliest to occur of (i) the termination of the Tender Offer (otherwise than by reason of successful completion thereof), (ii) the termination of the MoU, or (iii) the date a Company Termination Fee is payable under the MoU. If the Maturity Date is not a Business Day, the Maturity Date shall be next succeeding Business Day.

(b)    “Acceleration Date” means the date on which (i) the Note has become immediately due and payable pursuant to Section 4.2(a) thereof; or (ii) the holder of the Note has declared the Note to be immediately due and payable pursuant to Section 4.2(b) thereof; provided that in each case that if the Acceleration Date is not a Business Day, the Acceleration Date shall be next succeeding Business Day.

(c)    Maturity and Payment. The provisions pertaining to maturity, payment and acceleration of the Note are set forth in the form of Note attached hereto as Exhibit B. For the avoidance of doubt, subject to the terms set forth in the form of Note attached hereto as Exhibit B, at the Company’s option, the Company may, at any time prior to the Maturity Date but subject to a five (5) Business Days prior notice to the holder of the Note, redeem all (but not less than all) of the outstanding Principal Amount of the Note (“Prepayment”).

(d)    Subordination.
(1) The indebtedness evidenced by the Note is expressly subordinated in right of payment to the prior payment in full of all of the Company’s indebtedness evidenced by that Convertible Promissory Note dated as of April 9, 2021, by and between the Company and Lynrock Lake Master Fund LP (“Lynrock”), a Cayman Islands Exempted Limited Partners (the “Lynrock Note”). The Company and Purchaser agree that Lynrock shall be deemed a third-party beneficiary of this section.

(2) With the exception of (i) secured indebtedness as listed on Part 1 of Exhibit C attached hereto owed to BPCE Factor and to the Fonds Commun de Titrisation Prederic Innovation 3 (represented by Acofi Gestion and Neftys Conseil) for the financing of the research tax credit receivable from the French government and (ii) the Lynrock Note, the Note and the Principal Amount (including any accrued and unpaid interest) in respect thereof and the interest accrued under the Note are the senior unsecured obligations of the Company and will rank pari passu in right of payment with all other senior unsecured obligations of the Company.

Section 2.3     Closing.

(a)    Subject to Section 6.1 and Section 6.2, the closing (the “Closing”) of the issuance of the Note (the “Purchase”) shall occur on the date hereof (the “Closing Date”).
(b)    At the Closing, Purchaser shall deliver or cause to be delivered to the Company:

(1) a duly completed and signed subscription form for the Note in the form attached as Exhibit D hereto; and

(2) the Note Issue Price in accordance with paragraph (c) below.

(c)    the Note Issue Price shall be paid:

(1) up to $8,988,000 in cash; and

(2) up to the amount equal to the Reimbursed Legal Fees by way of set-off (compensation) in accordance with Article 1347 et seq. of the French Code civil between (a) the receivable due to the Company by the Purchaser in connection with the payment of the Note Issue Price and (b) the receivable due to the Purchaser by the Company in connection with the Reimbursed Legal Fees. As a result of such set-off, the amount of the Reimbursed Legal Fees will reduce the amount of the Note Issue Price payable in cash by the Purchaser, provided that following the payments referred to in paragraphs (1) and (2) above, the Purchaser shall be deemed to have fully paid the Note.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Company, and all such representations and warranties shall survive the Closing:

Section 3.1     Power and Authorization. Purchaser is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute this Agreement, to perform its obligations hereunder, and to consummate the Purchase.

Section 3.2     Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (such qualifications in clauses (a) and (b) being the

“Enforceability Exceptions”). This Agreement and consummation of the Purchase will not violate, conflict with or result in a breach of or default under (i) Purchaser’s organizational documents, (ii) any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets are bound or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to Purchaser.

Section 3.3     Accredited Investor/Qualified Institutional Buyer. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The information Purchaser has provided in writing to the Company as set forth on Purchaser’s signature page hereto is true, correct and complete, as of the date hereof and as of the Closing Date, in all material respects.

Section 3.4     Restricted Note. Purchaser acknowledges that (a) the issuance of the Note pursuant to this Agreement has not been registered, nor does the Company have a plan or intent to register such issuance of the Note, under the Securities Act or any state securities laws, and (b) Purchaser is purchasing the Note for investment purposes only for the account of Purchaser and not with any view toward a distribution thereof or with any intention of selling, distributing or otherwise disposing of the Note in a manner that would violate the registration requirements of the Securities Act. Purchaser is able to bear the economic risk of holding the Note for an indefinite period and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Note.

Section 3.5     No Illegal Transactions. Except for the Tender Offer, Purchaser has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time the Company began negotiating the transactions contemplated by this Agreement with Purchaser. Purchaser covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

Section 3.6     Adequate Information; No Reliance. Purchaser acknowledges and agrees that (a) Purchaser has been furnished with all materials it considers relevant to making an investment decision to enter into the Purchase and has had the opportunity to review the Company’s filings and submissions with the Securities and Exchange Commission (the “SEC”), including, without limitation, all information filed or furnished pursuant to the Exchange Act and all information incorporated into such filings and submissions, (b) Purchaser has sufficient knowledge and expertise to make an investment decision with respect to the transactions contemplated hereby, (c) Purchaser has had a full opportunity to speak directly with directors, officers and Affiliates of the Company and to ask questions of the Company and such directors, officers and Affiliates of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Purchase, and to obtain such additional information as it deems necessary to verify the accuracy of the information furnished to it and has asked such questions, received such answers and obtained such information as it deems necessary, (d) Purchaser has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Purchase and to make an informed investment decision with respect to the Purchase and (e) Purchaser is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its Affiliates or representatives with respect to the Purchase, except for (i) the publicly available filings and submissions made by the Company with the SEC under the Exchange Act and (ii) the representations and warranties made by the Company in this Agreement.

Section 3.7     Purchaser’s Reporting Requirement. The Company has made no representations to Purchaser regarding Purchaser’s reporting requirements with the SEC related to Purchaser’s present or future ownership in the Company, and Purchaser acknowledges and agrees that it is the responsibility of Purchaser to ensure that Purchaser complies with any disclosure and reporting requirements of the SEC applicable to Purchaser as a result of the Purchase.

Section 3.8     No Public Market. Purchaser understands that no public market exists for the Note, and that there is no assurance that a public market will ever develop for the Note.

Section 3.9     No General Solicitation or Advertising. The offer to enter into the Purchase was directly communicated to Purchaser, and Purchaser was able to ask questions and receive answers concerning the terms of this transaction. At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to Purchaser, and all such representations and warranties shall survive the Closing.

Section 4.1     Exchange Act Filings. The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2021 (the “Company Reports”). The Company Reports, when they became effective or were filed with or furnished to the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and none of such documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed or furnished after the date hereof and on or prior to the Closing, when such documents become effective or are filed with the SEC, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.2     Due Incorporation. Each of the Company and each of its Subsidiaries has been duly organized and is validly existing as a corporation or other legal entity in good standing (or the foreign equivalent thereof) under the laws of its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (or the foreign equivalent thereof) as a foreign corporation or other legal entity in each jurisdiction in which its ownership or lease of its properties or the conduct of its business requires such qualification and has all power and authority (corporate or other) necessary to own or hold its properties and to conduct the businesses in which each is engaged, except where the failure to so qualify or have such power or authority (i) would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets or business of the Company and its Subsidiaries, taken as a whole, or (ii) impair in any material respect the ability of the Company to perform its obligations under the Transaction Documents or to consummate any transactions contemplated hereby or thereby (any such effect as described in clauses (i) or (ii), a “Material Adverse Effect”). As used in this Agreement, “Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

Section 4.3     Subsidiaries. The membership interests or capital stock (or the foreign equivalent thereof), as applicable, of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except to the extent set forth in the Company Reports, are owned by the Company directly, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party.

Section 4.4     Due Authorization. The Company has the full right, power and authority to enter into this Agreement and to perform and discharge its obligations hereunder; and this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 4.5     The Note. The Note has been duly authorized and, when issued and delivered upon sale, will have been duly executed, authenticated, issued and delivered and will constitute a valid and legally binding obligation of the Company. The Note will be issued in compliance with all U.S. federal and state securities laws and the securities laws of any other applicable jurisdiction.

Section 4.6     Capitalization; Indebtedness. (a) As of February 12, 2024, the share capital of the Company consists of 246,691,108 issued Ordinary Shares, fully paid, and with a par value of €0.01 each, and total authorized capital of 421,328,351 Ordinary Shares. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable and were issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right. Other than 11,201,088 Ordinary Shares reserved for future issuance under the Company’s equity plans, 19,398,347 Ordinary Shares issuable upon the exercise of outstanding stock options and warrants and upon vesting of restricted free shares granted pursuant to the Company’s equity plans, and a maximum of 47,641,560 shares reserved for issuance under outstanding convertible notes and warrants, the Company has no shares of capital stock reserved for issuance. Except as set forth above or pursuant to this Agreement, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of capital stock, or any such warrants, convertible securities or obligations. (b) Except as set forth on Exhibit C, the Company has no indebtedness as of the date of this Agreement.

Section 4.7     No Default, Termination or Lien. The execution, delivery and performance of this Agreement by the Company, the issuance and delivery of the Note by the Company, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with the terms of this Agreement will not (with or without notice or lapse of time or both) conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, give rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under, or give rise to the creation or imposition of any lien, encumbrance, security interest, claim or charge upon any property or assets of the Company or any Subsidiary pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will such actions result in any violation of the provisions of the organizational documents of the Company or any of its Subsidiaries or any law, statute, rule, regulation, judgment, order or decree of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets.

Section 4.8     No Consents. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except such as may be required by the securities or blue sky laws of the various states.

Section 4.9     Independent Accountants. Ernst & Young Audit (“EY”), who has certified certain financial statements and related schedules included or incorporated by reference in the Company Reports, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act and the rules and regulations thereunder and the Public Company Accounting Oversight Board (United States). Except as pre-approved in accordance with the requirements set forth in Section 10A of the Exchange Act, EY has not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

Section 4.10     Financial Statements. The financial statements, together with the related notes and schedules, included in the Company Reports present fairly in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods covered thereby, all in conformity with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the entire period involved, except as otherwise disclosed in the Company Reports. Such financial statements, together with the related notes and schedules, comply in all material respects with the

Securities Act, the Exchange Act and the rules and regulations thereunder. No other financial statements or supporting schedules or exhibits are required by the Exchange Act or the rules and regulations thereunder to be filed with the SEC.

Section 4.11     No Material Adverse Change. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, assets, business or operations of the Company and its Subsidiaries, taken as a whole, from that set forth or contemplated in the Company Reports filed prior to the date hereof.

Section 4.12     Legal Proceedings. There are no legal or governmental proceedings, actions, suits or claims pending or, to the Company’s Knowledge, threatened to which the Company or any of its Subsidiaries is a party or to which any of the properties or assets of the Company or any of its Subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Company Reports and proceedings that would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that are required to be described in the Company Reports and are not so described; and there are no statutes, regulations, contracts or other documents to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound that are required to be described in the Company Reports or to be filed as exhibits to the Company Reports that are not described therein or filed as required. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any legal or governmental proceedings, actions, suits or claims of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. For purposes of this Agreement, “Knowledge” means the actual knowledge (after due inquiry) of the executive officers (as defined in Exchange Act Rule 3b-7) of the Company or its Subsidiaries, as applicable.

Section 4.13     Regulatory Permits. Each of the Company and its Subsidiaries possesses or has applied for all certificates, authorizations, licenses, franchises, permits, orders and approvals issued or granted by the appropriate governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations necessary to conduct its business as currently conducted, except (i) where the failure to possess such certificates, authorizations, licenses, franchises, permits, orders and approval, individually or in the aggregate, has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”) and (ii) as accurately described in all material respects in the Company Reports, and neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or material adverse modification of any such Material Permits (except as accurately described in all material respects in the Company Reports), and to the Company’s Knowledge, there are no facts or circumstances that would give rise to the revocation, termination or material adverse modifications of any Material Permits.

Section 4.14     Material Contracts. Except for the Material Contracts, the Company and its Subsidiaries are not party to any agreements, contracts or commitments that are material to the business, financial condition, assets or operations of the Company and its Subsidiaries or that would be required to be filed pursuant to Item 19 and the Instructions as to Exhibits of Form 20‑F. Neither the Company nor any of its Subsidiaries is in material default under, or in material violation of, nor has received written notice of termination or default under any Material

Contract. For purposes of this Agreement, “Material Contract” means any contract of the Company that was filed as an exhibit to the Company Reports pursuant to Item 19 and the Instructions as to Exhibits of Form 20-F.

Section 4.15     Investment Company Act. Neither the Company nor any of its Subsidiaries is or, after giving effect to the Purchase and the application of the proceeds thereof, will become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 4.16     No Price Stabilization. Neither the Company, its Subsidiaries nor any of the Company’s or its Subsidiaries’ officers, directors or Affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.

Section 4.17     Title to Property. The Company and its Subsidiaries have good and marketable title to all real and personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects of title except such as are described in the Company Reports or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries, in each case except as described in the Company Reports.

Section 4.18     No Labor Disputes. Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no discrimination complaint or unfair labor practice complaint pending or, to the Knowledge of the Company or the Subsidiaries, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Knowledge of the Company or the Subsidiaries, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company or the Subsidiaries, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries, (ii) to the Knowledge of the Company or the Subsidiaries, no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (iii) there has been no violation of any federal, state, local or foreign law or collective bargaining agreement relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or retirement benefits, or any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries.

Section 4.19     Taxes. The Company (i) has timely filed all necessary federal, state, local and foreign income and franchise tax returns (or timely filed applicable extensions therefore) that have been required to be filed and (ii) is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company is contesting in good faith and for which adequate reserves have been provided and reflected in the financial statements included in the Company Reports. The Company does not have any tax deficiency that has been or, to the Company’s Knowledge, is reasonably likely to be asserted or threatened against it.

Section 4.20     Compliance with Environmental Laws. Except as disclosed in the Company Reports, neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), or, to the Company’s Knowledge, operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

Section 4.21     Intellectual Property Rights. The Company and its Subsidiaries own or possess, or have the right to use, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights, except such as would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.22     Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has (i) used any Company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from Company funds, (iii) caused the Company or any of its Subsidiaries to be in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment from Company funds.

Section 4.23     OFAC and Similar Laws. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any director, officer, agent, employee, affiliate or representative of the Company or any of its Subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the issuance of any Note, or lend, contribute or otherwise make available such proceeds to any Subsidiaries, joint venture partners or other Person, to knowingly fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 4.24     Disclosure Controls and Procedures. Except as disclosed in the Company Reports, the Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its chief executive officer and chief financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date and except as disclosed in the Company Reports, there have been no material changes in the Company’s internal controls (as such term is defined in the rules of the SEC under the Exchange Act) or, to the Company’s Knowledge, in other factors that could affect the Company’s internal controls.

Section 4.25     Accounting Controls. The Company and its Subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Company Reports, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 4.26     Absence of Material Changes. Subsequent to the respective dates as of which information is given in the Company Reports, and except as may be otherwise disclosed in such Company Reports, there has not been (i) any Material Adverse Effect, (ii) any transaction which is material to the Company, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company, which is material to the Company, (iv) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, (v) any change in the capital stock (other than a change in the number of outstanding Ordinary Shares or ADSs due to grants of stock under the Company’s stock incentive plans existing on the date hereof or the issuance of shares upon the exercise of outstanding options or warrants) or (vi) any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options under the Company’s stock option plans existing on the date hereof) of the Company.

Section 4.27     Brokers Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the offering and issuance of any Note or any transaction contemplated by this Agreement.

Section 4.28     Sarbanes-Oxley Act. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated thereunder or implementing provisions thereof that are then in effect.

Section 4.29     No General Solicitation. Neither the Company nor any person acting on its or their behalf has engaged in any general solicitation or general advertising in connection with the offering or issuance of any Note, including but not limited to the methods described in Rule 502(c) under the Securities Act.

Section 4.30     Integration. No offers and sales of securities of the same or similar class as the Note have been made by the Company or on its behalf during the six-month period ending with the date of this Agreement and no such offers or sales are currently being made or contemplated (in each case, whether pursuant to outstanding warrants, options, convertible or exchangeable securities, acquisition agreements or otherwise). Neither the Company nor any other person acting on its behalf will, directly or indirectly, offer or sell any securities of the same or similar class as the Note, or take any other action, so as to cause the offer and issuance of the Note to fail to be entitled to the exemption afforded by Regulation D under the Securities Act.

ARTICLE V
OTHER AGREEMENTS

Section 5.1     Use of Proceeds. The proceeds of the Purchase shall be used by the Company for working capital and general corporate purposes.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1     Purchaser’s Conditions Precedent. The obligation of Purchaser to complete the Purchase is subject to the satisfaction of each of the following conditions precedent:

(a)    each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date;

(b)    the Company shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing;

(c)    no court or other governmental or regulatory authorities, agencies, commissions or other entities, whether federal, state, local or foreign, shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement, and there shall not be pending by or before any such entity any suit, action or proceeding in respect thereof;

(d)    the Chief Executive Officer and Chief Financial Officer of the Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, certifying to their knowledge, after reasonable inquiry, as to the matters set forth in paragraphs (a) and (b) of this Section 6.1; and

(e)    the Company shall have executed and delivered to Purchaser each of the other Transaction Documents.

Section 6.2     Company Conditions Precedent. The obligation of the Company to complete the issuance of the Note to Purchaser contemplated by this Agreement is subject to the satisfaction of each of the following conditions precedent:

(a)    each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date;

(b)    Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing;

(c)    no court or other governmental or regulatory authorities, agencies, commissions or other entities, whether federal, state, local or foreign, shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement, and there shall not be pending by or before any such entity any suit, action or proceeding in respect thereof;

(d)    Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, certifying to his or her knowledge, after reasonable inquiry, as to the matters set forth in paragraphs (a) and (b) of this Section 6.2; and

(e)    Purchaser shall have executed and delivered to the Company each of the Transaction Documents.

ARTICLE VII
CERTAIN COVENANTS

Section 7.1     Certain Actions. The Company and Purchaser shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement, applicable law and stock exchange listing standards to consummate the transactions contemplated by this Agreement as soon as practicable.

ARTICLE VIII
MISCELLANEOUS

Section 8.1     Representation of the Holder of the Note. The holder of the Note will exercise all rights and obligations granted to the masse pursuant to the provisions of articles L.228-46 et seq. of the French commercial code.

Section 8.2     Fees and Expenses. All expenses incurred by the Parties in connection with the negotiation, execution and delivery of this Agreement will be borne solely and entirely by the Party incurring such expenses; it being however agreed between the Parties that the Company will pay or cause to be paid the duly documented fees, disbursements and expenses of Purchaser’s legal counsel actually incurred in connection with the issuance of the Note for a total amount of $12,000 (the “Reimbursed Legal Fees”) on the Closing Date in accordance with paragraph (c)(2) of Section 2.3.

Section 8.3     Confidentiality; Public Announcements.

(a)    No later than February 16, 2024, at 9:00 a.m. (New York Time), to the extent not already publicly disclosed, the Company shall issue a publicly available press release or file with the SEC a Report on Form 6-K disclosing (i) the material terms of the transactions contemplated by the Transaction Documents and (ii) any other information (or an appropriate summary that, at a minimum, includes the material portions thereof), in each case that constitutes material non-public information under applicable United States federal and state securities laws that was provided by the Company or any of its representatives to Purchaser or its Affiliates.

(b)    The Company will consult with Purchaser before issuing any press release or making any public statement or filing with respect to the Transaction Documents and the transactions contemplated hereby and will provide Purchaser and its counsel with a draft of any press release or other public statement or filing at least one (1) day prior to such disclosure, except where advance notice is not permitted by applicable Law. The Company will in good faith consider comments to or other modifications of such disclosure. Notwithstanding anything herein to the contrary, the Company shall not use Purchaser’s name without Purchaser’s prior written approval, except as required by applicable law; provided, that if the Company has received the requisite approval for any disclosures as required hereunder, the Company or its Affiliates shall be entitled to make disclosures substantially similar (as to form and content) to those prior disclosures that have been so approved.

Section 8.4     Notices. All notices or other communications required or permitted hereunder shall be sent by electronic mail, addressed as follows:

If to the Company:

Sequans Communications S.A.
15-55 boulevard Charles de Gaulle

Les Portes de la Défense
92700 Colombes
Republic of France
Email: cfo@sequans.com
Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Email: bcooper@orrick.com
Attention: Brett Cooper

If to Purchaser:
Renesas Electronics America Inc.
6024 Silver Creek Valley Road
San Jose, CA 95138
Email: legal-notices@renesas.com
Attention: General Counsel

With a copy (which shall not constitute notice) to:
Goodwin Procter LLP
520 Broadway Suite #500
Santa Monica, California 90401
Email: JOlsen@goodwinlaw.com; JHaggerty@goodwinlaw.com; jeanlee@goodwinlaw.com
Attention: Jon A. Olsen; John T. Haggerty; Jean A. Lee

and
Goodwin Procter (France) LLP
12 rue d’Astorg
75008 Paris, France
Email: wrobert@goodwinlaw.com
Attention: William Robert

Section 8.5     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement or any other Transaction Document are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.6     Entire Agreement. The Transaction Documents (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 8.7     Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other Party hereto (such consent not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding anything to the contrary in the preceding language, Purchaser can assign, convey or transfer, in whole or in part, this Agreement to its Affiliates. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.8     Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

Section 8.9     Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the French Republic, without reference to its choice of law rules.

Section 8.10     Choice of Jurisdiction. The Parties agree that the courts competent in commercial matters within the jurisdiction of the Paris Court of Appeal (Cour d’appel de Paris) shall have exclusive jurisdiction (and are deemed to be a convenient forum for each party) as to resolution of any dispute.

Section 8.11     Certain Definitional Provisions. Unless the express context otherwise requires, the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; any references herein to a specific Section, Schedule or Annex shall refer, respectively, to Sections, Schedules or Annexes of this Agreement; wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and references herein to any gender includes each other gender.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in two (2) hard copies as of the date first above written.

THE COMPANY

SEQUANS COMMUNICATIONS S.A.

By: /s/ Georges Karam
Name: Georges Karam
Title: Chief Executive Officer

PURCHASER

RENESAS ELECTRONICS AMERICA INC.

By: /s/ Sailesh Chittipeddi
Name: Sailesh Chittipeddi
Title: President

Exhibit A

SCHEDULE OF PURCHASER

Name	Note Principal Amount	Issue Price
Renesas Electronics America Inc.	$9,000,000.00	$9,000,000.00

EXHIBIT B

FORM OF NOTE

EXHIBIT C

PART 1 – EXISTING SECURED DEBT

Name and Address	Principal due at December 31, 2023	Maximum amount due if repaid in full at September 30, 2023	Security
BPCE Factor	$2,530,856.00	-	Certain customer receivables
Address:

5 avenue de la Liberté - 94676 Charenton-le-Pont Cedex, France

FONDS COMMUN DE TITRISATION PREDIREC INNOVATION 3	€6,339,383	-	French research tax credit receivable from the French government

Address:
c/o ACOFI Gestion and Neftys Conseil
58 bis rue de La Boétie
75008 Paris, France

c/o Neftys Conseil
75 rue Lourmel
75015 Paris, France

PART 2 – EXISTING UNSECURED DEBT

Name	Amount due at December 31, 2023
	Principal	Accrued interest
BPI – Research project financing FELIN -	€1,440,239	€338,599
BPI – Other Research project financing	€508,374	€3,165
BPI – Government loans	€—	€—
BPI - Government loan (French COVID-19 economic support plan)	€3,437,500	€25,780
Lynrock Convertible debt April 2021	$44,595,812	$1,955,064
NOKOMIS Convertible debt August 2019	$6,654,935	$338,328
Renesas Subordinated Note November 2023	$6,000,000	$82,333.00
Renesas Subordinated Note December 2023	$3,000,000	$3,065.00

EXHIBIT D
Form of Subscription For Notes

[See next pages]